Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Brent D. Smith, CFO, bsmith@mainstcapital.com

713-350-6000

Dennard Lascar Investor Relations

Ken Dennard | ken@dennardlascar.com

Zach Vaughan | zvaughan@dennardlascar.com

713-529-6600

Main Street Announces Appointment of New Director

HOUSTON, January 7, 2020 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce the appointment of Kay Matthews as a new independent member of its Board of Directors (the “Board”).

Ms. Matthews retired in June 2019 after a successful 36-year career at Ernst & Young where she held several leadership roles for the global organization.  Most recently, Ms. Matthews served as a Vice Chair of the EY Americas Board, a member of the EY Global Practice Group, and the Managing Partner of EY’s West Region, with responsibility for all services delivered to clients in the region.  Ms. Matthews has served on the boards of directors of SVB Financial Group (NASDAQ: SIVB), whose businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries, since September 2019, and Coherent, Inc. (NASDAQ: COHR), one of the world’s leading providers of lasers, laser-based technologies and laser-based system solutions for scientific, commercial and industrial customers, since May 2019.  She also serves on each board’s audit committee.  Ms. Matthews is a certified public accountant and earned a Bachelor of Accounting degree, cum laude, from Texas Tech University.  She was the 2013 Texas Tech School of Accounting Distinguished Alumni, as well as a board member and member of the finance and retirement committees for KQED, the Northern California public television and radio station, through 2018.

“We welcome Kay to the Board and believe she will bring a unique perspective to Main Street based on her extensive experience and leadership as a long-time and distinguished operating executive and audit partner at EY,” commented Vincent D. Foster, Main Street’s Executive

Chairman of the Board.  “Her proven leadership and experience working with clients throughout their life cycle from early-stage startups to Fortune 500 companies will bring valuable insight to Main Street’s investments in lower middle market and middle market companies.”

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

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